ARTICLES OF MERGER

          Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:

          FIRST: Annexed hereto and made a part hereof is the Agreement and Plan of Merger regarding the merger of Entropin, Inc., a California profit corporation, with and into Vanden Capital Group, Inc., a Colorado profit corporation (collectively, the "Constituent Corporations"). Vanden Capital Group, Inc., as the surviving corporation, will change its name to Entropin, Inc. upon the filing of its Amended and Restated Articles of Incorporation with the Colorado Secretary of State.

          SECOND: As to each of the Constituent Corporations, whose shareholders were required to vote for approval, the number of shares cast for the Agreement and Plan of Merger by each voting group entitled to vote separately on the merger was sufficient for approval by that voting group.

          THIRD: The merger shall become effective upon the filing of these Articles of Merger with the Colorado Secretary of State.

          IN WITNESS WHEREOF, the undersigned Constituent Corporations, through their respective Presidents, duly executes the above and foregoing Articles of Merger as of this 15th day of January, 1998.

                                      VANDEN CAPITAL GROUP, INC.
                                      (a Colorado corporation)


                                      By:   /s/ A. Thomas Tenenbaum
                                         --------------------------------------
                                            A. Thomas Tenenbaum, President

                                      ENTROPIN, INC.
                                      (a California corporation)


                                      By:   /s/ Higgins D. Bailey
                                         --------------------------------------
                                            Higgins D. Bailey, President